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                                                                    EXHIBIT 21.2


SUBSIDIARIES OF VERIDIEN CORPORATION


         A)  Rost Inc. -- incorporated in Florida
         B)  Rost Medical Development, Inc. -- incorporated in Delaware
         C)  Marquit Manufacturing Specialties, Inc. -- incorporated in Delaware
         D)  Veridien.com -- incorporated in Delaware
         E)  Norpak (U.S.), Inc. -- incorporated in Delaware
         F)  The SunSwipe Corporation, L.L.C. -- incorporated in Delaware
         G)  Communications Gear, Inc. -- incorporated in Delaware

The above-named subsidiaries conduct business solely under the above-mentioned names.